HORIZON FUNDS
FORM OF FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, effective as of November 1, 2016,  to the Distribution Agreement dated as of February 8, 2016, (the “Agreement”), is entered into by and between the  HORIZON FUNDS, a Delaware statutory trust (the “Trust”), and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor"). HORIZON INVESTMENTS, LLC, a South Carolina limited liability company, and the investment adviser to the Trust (the “Adviser”), is a party hereto with respect to Sections 3 F. and 6 only.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Agreement to add the Horizon Defined Risk Fund and the Horizon Dynamic Dividend Fund; and

WHEREAS, Section 11.B of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree that Exhibit A of the Agreement is superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HORIZON FUNDS	QUASAR DISTRIBUTORS, LLC

By: ______________________________	By: ________________________________

Printed Name: _____________________	Printed Name: James R. Schoenike

Title: ____________________________	Title: President

HORIZON INVESTMENTS, LLC
(with respect to Sections 3 F. and 6 only)

By: ______________________________

Printed Name: ______________________

Title: ____________________________

Amended Exhibit A to the Distribution Agreement – Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series
Horizon Active Asset Allocation Fund
Horizon Active Risk Assist® Fund
Horizon Active Income Fund
Horizon Defined Risk Fund
Horizon Dynamic Dividend Fund